UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

April 17, 2009
Date of Report (Date of earliest event reported)

LocatePLUS Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-49957	04-3332304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Cummings Center
Suite 235M
Beverly, MA		01915
(Address of principal executive offices)		(Zip Code)

(978) 921-2727
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
       (17 CFR 240.13e-4(c))

Item 5.01 Departure of Directors or Certain Principal Officers; Election of Directors; Appointment of Principal Officers

The Company announced that at a meeting of the Board of Directors held on April 15, 2009, the Board accepted the resignation of Director Ralph Caruso from the Board of Directors due to an increased demand from other business matters.  Mr. Caruso stated that he wished to “thank the current Board and shareholders for giving me the opportunity to serve and wish the future Board and shareholders the best of luck with the challenges to come.”  Christian Williamson, the current Chairman of the Board thanked Mr. Caruso for his dedicated services throughout the years as a member of the Board and wished him well in his future endeavors.  Following the resignation of Mr. Caruso, the Board voted to extend the open seat on the Board of Directors to Bart Valdez.

Mr. Valdez is the former President of the Employee Screening Segment of First Advantage, a leading risk mitigation and business solutions provider.

Mr. Valdez began his career at First Advantage in 2001 where he developed and executed a strategic plan that improved an $18M regional employment verification company into a $253M global talent acquisition business.  Additionally, Mr. Valdez has been credited with improving financial performance from an EBITDA loss of $5M in 2003 to an EBITDA gain of $36M in 2006.

Prior to his employment with First Advantage, Mr. Valdez worked as Vice President of Business Development at Employee Information Services, Inc., where he managed all aspects of finance, information services, sales partnerships, and operations

Mr. Valdez has a B.S. in Management  from Colorado State University and a Masters of Business Administration with a concentration in Finance from the University of Colorado.

LOCATEPLUS HOLDINGS CORPORATION

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LocatePLUS Holdings Corporation

By:	/s/ Geoffrey Lee
Geoffrey Lee
Interim President and CEO

Date: April 17, 2009